SERVICES AGREEMENT BETWEEN
             THE EMS GROUP LTD. AND INSTANT VIDEO TECHNOLOGIES INC.


This Agreement, entered into this 18th day of March 1999 and is between The EMS Group, Limited (EMS) of Aldwych House, Madeira Road, West Byfleet, Surrey KT14 6DA, United Kingdom; and Instant Video Technologies, Inc., a Delaware Corporation, with its principal place of business at 500 Sansome Street, Suite 503, San Francisco, CA 94111. ("IVT").

THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows


                                   DEFINITIONS

For the purposes of this Agreement, the parties agree on the following definitions.

"Customer(s)"                       means  all  resellers,  end users or OEMs of
                                    product(s)  including,  but not  limited to,
                                    any  joint  venture  or  strategic  alliance
                                    where  the  Customer  holds  twenty  percent
                                    (20%) or greater equity interest  (including
                                    educational,   charitable  and  governmental
                                    institutions in the territory).

"Net Sales"                         means revenues  (when  recognized by IVT for
                                    financial  accounting  purposes) to IVT from
                                    customers   after  deduction  of  applicable
                                    discounts, duties, taxes and shipping costs.

"End User"                          means any third  party,  which  purchases or
                                    obtains the product(s) solely in order to fulfill its own data processing or other needs.

"OEM" means the original equipment manufacturer that incorporates the product(s) (in whole or in part) into its product line.

"Reseller(s)"                       means any  organization  that  purchases  or
                                    otherwise obtains the product(s) in order to resell it or them to an end user (in whole or in part) with or without any other product or part of any other product.


                                    AGREEMENT

1.  OBJECTIVE

The Parties have agreed that the Objective of this Agreement is for EMS to assist IVT in the identification and development, in the Territory (as defined below), of qualified opportunities for use or reselling of IVT software products (including any enhancements thereof) by a European Customer.


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


2.  TERRITORY

Territory shall mean the countries of The United Kingdom, France, Germany, Switzerland, Italy, Spain, Benelux (Belgium, Netherlands, and Luxembourg), and Scandinavia (Norway, Sweden, Denmark & Finland).


3.  EMS OBLIGATIONS

EMS shall employ its best efforts to undertake the following activities to accomplish the following Objectives.

3.1. Within fifteen (15) days of signing this agreement:

3.1.1. EMS will assign a project team consisting of a project director and a project manager to manage the IVT project;

3.1.2. EMS shall be responsible for all travel and other travel related expenses for the training for its own personnel;

3.1.3. Salaries and Taxes. All personnel assigned by EMS to perform Services will be employees of EMS and EMS will pay all salaries and expenses of, and all federal, social security, federal and state unemployment taxes, and any other payroll or withholding taxes relating to such employees.

3.1.4. Independent Contractor. EMS will be considered, for all purposes an independent contractor, and will not directly act as an agent, servant, or employee of IVT, or make any commitments or incur any liabilities on behalf of IVT without its prior written consent.

3.1.5. Supervision. EMS is responsible for the direct management and supervision of its personnel through its designated representative, and such representative will in turn be available at all reasonable times to report and confer with the designated representative of IVT with respect to the Services being rendered.

3.1.6. Qualifications and Removal. EMS agrees that the Services to be provided will be performed by qualified, careful and efficient employees in strict conformity with the best practices and highest applicable standards. EMS further agrees that upon request of client it will remove from the performance of Services, hereunder, any of its employees who, in the reasonable opinion of Client, is guilty of improper conduct or is not qualified to perform assigned work.

3.1.7. Risk of Loss. EMS will provide for all proper safeguards and shall assume all risk of loss to EMS and its employees incurred in performing services under this agreement,

3.1.8. Insurance. EMS will bear all responsibility for insurance coverage for its employees including: comprehensive liability and worker's compensation

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3.2. Within thirty (30) days of completion of training:

3.2.1. Sales Strategy. EMS will Develop a European Sales Strategy; subject to the final approval of IVT management;

3.2.2. Standard Agreements. EMS will provide IVT a sample of its: standard Software Licensing Agreement, OEM Agreement and Intellectual Property Licensing Agreement for review;

3.2.3. Communication Document. EMS will draft an introductory communication document, subject to the approval of IVT, to be used to describe IVT's software products and business opportunity to Targeted Customers;

3.2.4. Contact List. EMS will access, search and sort its proprietary database to arrive at a list of contacts at each target Customer; subject to the approval of IVT;

3.2.5.   Initial  Contacts.   EMS  will  establish  initial  contacts  with  the
Customer(s).

3.3.1. Within one hundred and twenty (120) days of the completion of training EMS will:

3.3.2. Targeted Customers. EMS will Visit the targeted Customer(s) to further qualify their suitability, interest, technical fit, authority, budget and urgency;

3.3.3. Qualified Customers. EMS will provide IVT a list of qualified Customers which meet the criteria in 3.3.2.; along with a short company profile and detailed description of the application and opportunity for IVT;

3.3.4. European Business Trip. EMS will arrange and coordinate a round trip business tour in Europe with a senior executive representative(s) (as defined in Section 4) for a series of high level technical and commercial presentations to qualified Customer(s), as determined by IVT;

3.3.5. Account Responsibility. Maintain account responsibility from development to closure leading to technical confirmation by the Customer(s), through visits by Customer(s) to IVT facilities;

3.3.6. Contract Negotiations. In support of IVT management and at the sole discretion and direction of IVT management, EMS shall initiate contract negotiations with the prospective Customer(s); this shall include, but not be limited to the discussion of business terms and conditions for purchase and licensing arrangements, where appropriate;

3.3.7. Customer Meetings. Arrange meetings with Customer(s), with or without IVT
management   present,   as  appropriate,   to  conduct  such  negotiations  with
Customer(s) on behalf of IVT;

3.3.8. Project Reports. Provide IVT with project execution reports in writing on an ongoing basis in the form of a bi-weekly status report of progress made with each of the targeted accounts for management use by IVT. A bi-monthly compendium report will be issued which includes details such as telephone numbers, fax numbers, email numbers of specific contacts within each targeted account and a list of actions developed for each given account.

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


4.  IVT'S OBLIGATIONS

4.1. Customer Agreement. IVT, at its option, can decide to use or not use the sample Sales, OEM or Licensing Agreements provided by EMS.

4.2. Software License Agreement: IVT will supply to EMS (at the written request of EMS), within thirty (30) days of completion of training, a sample of the Customer Software License Agreement approved by IVT to be used in securing Customer(s) within the Territory.

4.3 Demonstration products: IVT shall provide, or make available, free of charge to EMS, Burstware(R) product(s) and three laptop computers, for the purposes of demonstration and establishing benchmarks by prospective Customers.

4.4. Marketing materials: IVT shall provide EMS with suitable quantities of documents as agreed during the training to raise interest from Customer(s).

4.5. Technical Support: IVT shall provide appropriate product technical support to the Customer(s) identified by EMS, when required.

4.6. Management Support: IVT shall designate in writing to EMS a management employee of IVT who shall coordinate with the Project Director and/or Project Manager the obligations of each party as to this Agreement


4.7.  Trip(s) to Europe:

4.7.1. During the training at IVT headquarters, IVT and EMS will agree, if appropriate, on the dates projected for a first trip in Europe to visit the Customer(s) identified. These dates can only be changed, or the trip canceled, in writing by IVT with a minimum notice of thirty (30) days prior to the date agreed for the trip to start or in a case of Force Majeure. IVT will require an acknowledgment from EMS to such notification. EMS will generate this acknowledgment within forty-eight (48) hours upon receipt of notification. Should such cancellation occur, EMS reserves the right to increase the total contract length by the time lost between the canceled visit and its replacement, to a maximum of thirty (30) days per incident and to invoice IVT for the extra time and effort.

4.7.2. Joint Expenses. Joint expenses incurred during the execution of joint trips, such as meals, entertainment, etc. will be equally shared between EMS and IVT as appropriate.

4.7.3. Quarterly Visits. IVT agrees that EMS' fee structure budgets a maximum of one joint IVT visit to Europe every three (3) months.

4.7.4. Exchange of Information. Client will provide EMS with information obtained by IVT during meetings or discussions with prospective Customers when EMS is not present. IVT recognizes that this information may be critical for EMS to perform its obligations under the terms of this Agreement.

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

4.8   EMS and IVT's Joint Obligations.

4.8.1. EMS and IVT will mutually agree on the actual date for initial EMS staff training and consulting at IVT headquarters;

4.8.2. EMS and IVT will jointly develop the definition of a "Qualified Customer" and an initial "Targeted Account List"; final approval to be made by IVT.

4.8.3. EMS and IVT will jointly develop a "Targeted Account List" based on a minimum deal size; final approval to be made by IVT.



                                  CONSIDERATION

5.       FEES

5.1. Initial Fee. IVT shall pay to EMS an Initial First Month Fee of eighteen thousand dollars ($18,000). The payment of this Fee is due and payable on the date this Agreement is signed by IVT. The Initial Fee shall represent advance payment for EMS' first month of activities.

5.2. Monthly Fee. Additionally, IVT shall pay to EMS a Monthly Fee of twelve thousand dollars ($12,000) per month following the first month, payable monthly in advance, for a minimum period of five (5) further months.

5.3. Draw against fees. IVT shall also provide a monthly draw against Performance Fees in the amount of six thousand dollars ($6,000) for the a minimum period of five (5) further months. This draw will be applied against Performance Fees in accordance with Clause 5.6.

5.4. Signing Fee. IVT shall pay EMS a signing fee of $10,000 per revenue bearing Customer Agreement signed as a result of the efforts of EMS (as determined in paragraph 5.6).

5.5. Extension. IVT may extend this Agreement in twelve (6) month segments upon the same terms and conditions herein by confirming such extension in writing thirty (30) days prior to the end of a given term.

5.6.  Performance Fees. IVT shall pay a quarterly  Performance Fee within thirty
(30) days of the end of each quarter, according to the schedule below, on Net Sales of each Customer secured through EMS' efforts where EMS has been actively involved in the selling process and the Qualified Customer has appeared on the IVT approved target list and has been addressed in the EMS bi-weekly status report and the bi-monthly compendium as determined in paragraph 3.3.7.

At the option of IVT, quarterly performance fees can be based on either three percent (3%) of net Sales for the first forty-eight (48) months from date of first invoice or the schedule below (which is not time limited) Either method can be chosen on a per client basis before contract negotiations with a client are completed:


                  $0   -   $2   Million in net Sales:  6%

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

                  $2   -   $4   Million in net Sales:  5%
                  $4   -   $6   Million in net Sales:  4%
                  $6   -   $8   Million in net Sales:  3%
                  $8   -   $10  Million in net Sales:  2%
                  $10  -   $12  Million in net Sales:  1%
                  Over     $12  Million in net Sales:  0%


5.7.1. Quarterly Performance Fee Withholding. During the term of this Agreement, the payment of the Performance Fees for each quarter shall be made after withholding up to fifty percent (50%) of the amount of Performance Fees due EMS for that quarter, which withheld amount shall be applied by IVT as an offset against the accumulated balance of the Monthly draw against Performance Fees paid to EMS. Such withholding shall occur in any quarter where the cumulative amounts withheld by IVT, under this Agreement, are less than or equal to the cumulative Monthly draw amounts paid to EMS under this Agreement.

5.7.2. Buyout Provision. EMS will negotiate in good faith at or after the final month of this Agreement a buyout of any fees due or anticipated under Clause
5.6. based upon best estimate of a present value analysis of Performance Fees due in the future.

5.8. Interest On Past Due Amounts. IVT shall pay on any fees outstanding from thirty (30) days of the date of invoice, an interest rate of one and one-half percent (1.5%) per month, eighteen per cent (18%) per annum or the maximum interest allowed by law, whichever is the lesser of the two amounts. Payment of all fees, etc. shall be remitted to EMS by check to EMS Group, at 111 Pine Street, Suite 1620, San Francisco, CA 94111.

5.9. EMS Expenses. EMS shall pay all of its own expenses relating to its duties in carrying out this Agreement. These shall include, but not be limited to, all hotel charges, all airfares, meals, accommodations, communication and mailing expenses.

5.9.1. Customs, Duties, Excise Tax and Insurance. Exceptional expenses such as Customs, Excise Taxes, Insurance and Shipping, which might be applicable on marketing materials and/or demonstration/evaluation products, will be re-billed to IVT by EMS. Therefore, EMS strongly recommends IVT declare a minimum value "FOR DEMONSTRATION PURPOSE ONLY" every time it is possible on any pro forma invoice.

5.9.2. Termination Payment. In the event that IVT desires to terminate this agreement before completion of the initial six (6) month term, (unless a major breach has occurred under paragraph 7.3. on the Special Termination clause in paragraph 7.5. has been invoked), IVT shall owe to EMS any remaining monthly fees of twelve thousand dollars ($12,000) per month for the minimum monthly period set forth in Clause 5.2.


6.       FINANCIAL INFORMATION

6.1 Documentation. IVT shall document purchase orders received from, and invoices sent to Customer(s) originated by EMS in accordance with this Agreement, on a monthly basis.

6.2. Fee  Certification.  IVT shall,  if EMS deems  necessary,  authorize EMS to
certify  the  Performance  Fee   calculation  at  reasonable   intervals.   This
certification  will be  accomplished

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

through IVT's auditor/accountant or the appointment of an independent auditor. The third party performing the certification will verify the accounts of IVT during normal business hours. The cost of any such certification will be borne by EMS.


7.  TERM AND TERMINATION

7.1. Term. The Term of this Agreement will be initially six (6) months from the signing of this Agreement by IVT. Earned Performance Fees shall survive the completion of the term or the termination of this Agreement and remain payable as defined in Clause 5.3. above.

7.2. Written Notice. Either party upon thirty (30) day's prior written notice following the initial term and any extension thereof may terminate this Agreement. In the event that the Agreement is not terminated by either party at the end of the initial term or any extension thereof, the Agreement shall automatically be extended in thirty (30) day periods until a formal termination in writing is issued by either party. In the event of termination by IVT, EMS shall be entitled to all outstanding Initial Fees, Monthly Fees, and any Performance Fees due to EMS from IVT for relationships secured through the efforts of EMS but signed by IVT within one (1) year of the date that the actual termination is effective.

7.3. Material Breach. EMS or IVT shall be entitled to terminate this agreement upon either parties breach of a material provision of this Agreement, which breach has not been cured within Forty - five (45) days of the non breaching party giving written notice of such breach.

7.4. Force Majeure. Nonperformance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party; provided that any such nonperformance shall not be cause for termination of this Agreement by the other party if the nonperformance continues for more than forty - five (45) days.


                                  GENERAL TERMS

8.  CONFIDENTIALITY

8.1. Information and Material. EMS agrees that information or material received by EMS, its employees, agents, and or consultants is to be held in strictest confidence and not revealed to others without prior written consent from IVT. This obligation of EMS will survive termination or expiration of this agreement.

8.2. Copyright and Trademark. EMS recognizes that the IVT name and products are copyrighted and trademarked and agrees to sign a confidentiality agreement and cause the same confidentiality agreement to be signed by any employee, agent, consultant or OEM involved within this agreement. The parties agree that all confidential information held by the other at the time of termination of this agreement shall be returned immediately to its owner.

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

9.       ASSIGNABILITY.

9.1. Change in Ownership. This Agreement shall be binding on and be for the benefit of EMS and IVT and their successors and/or assignees. IVT shall, within thirty (30) days, notify EMS of any change in ownership (i.e., control) of IVT and IVT agrees to exercise its right to buy out the Performance Fees in accordance with the terms in Clause 5.6 of this Agreement. EMS shall, within thirty (30) days, notify IVT of any change in ownership of EMS.

9.2. No Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which will not be unreasonably withheld.

9.3. Delegation of Duties. Not withstanding the foregoing, EMS shall not delegate its obligations to any person without the express prior written consent of IVT, which consent may be refused for any reason or no reason; however, EMS may use such employees, agents, and contractors as is reasonable and customary, provided that a senior EMS employee shall be actively engaged and supervising all services hereunder. The sale or transfer of more than 50% of the value or voting control of EMS shall be treated as an assignment of this Agreement requiring such consent by IVT.


10.  EMPLOYMENT AND PERSONNEL

10.1. No Recruitment. Both EMS and IVT hereby agree not to attempt to employ the employees of each other during the term of this Agreement and for a period of six (6) months after the termination of this Agreement. In the event that any employment does occur during the period set forth herein, the said party shall be liable for a sum consisting of six (6) month's total target salary of the employee so hired, at the current rate applicable to the employee at the time of the employee's resignation or re-employment.

10.2. Personnel Changes. EMS agrees to notify IVT in advance of any change in the key personnel assigned to perform the obligation of EMS hereunder, and no such change will be made without the prior consent of IVT, which will not unreasonably be withheld.


11.      GOVERNING LAW

This Agreement shall be governed by and construed under the laws of the State of California without regard to choice of law principles. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state of California and Federal District Courts of the Northern District of California, located in San Francisco, California. Both parties consent to the personal jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by law.


12.      PUBLICITY

12.1. Press Release. At its sole discretion, IVT will make, in good faith, efforts to mention EMS in press releases it issues which announce a successful conclusion of business that resulted from the efforts of EMS as a result of this Agreement.

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

12.2. Customer Announcements. With the approval of the Customer(s) IVT will authorize EMS to announce successful business relationships that results from the efforts of EMS. IVT shall have final approval of any publicity of such successful completion of business announced by EMS.


13.      NOTICES

Any notice required or permitted under the terms of this Agreement shall be effective on: (a) personal delivery ten (10) days [or fifteen (15) days in the case of international correspondence] after mailing, certified, return receipt requested, addressed and postage prepaid to the addresses appearing on the face page of this Agreement; (b) facsimile transmission using means calculated to reasonably verify the successful transmission of the notice shall be effective on transmission, if followed within one business day by mailing in the foregoing manner; (c) International air courier with proof of delivery shall be effective on delivery to the specified address. Either party may change the addresses by giving the other party notice complying with this section.


14.      DISPUTE RESOLUTION

14.1. Arbitration. In the event of a difference of opinion or dispute relating to any aspect of this Agreement, the Parties shall first attempt to resolve such differences by good faith negotiation. If such negotiation fails to reach a mutually agreed resolution, either Party may initiate a mediation proceeding using a single mediator appointed by the American Arbitration Association in San Francisco, California. Each Party agrees to devote at least eight consecutive business hours of a senior executive to such mediation proceeding.

14.2. Litigation. In the event mediation is not successful each party shall be free to pursue its remedies at law.

14.3. Attorneys' Fees. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.


15.      ENTIRE AGREEMENT & MODIFICATION

15.1. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges any prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties.

15.1. Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way effect the ability of either party to enforce each and every such provision thereafter.

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

15.2. Partial Invalidity. If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect, and the invalid or unenforceable provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

15.3. No Agency. The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint ventures.




 [The remainder of the page has been left blank and the signature page follows]

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

IN WITNESS HEREOF, the undersigned have executed this Service Agreement as of the 18th day of March, 1999.

Agreed By:

Instant Video Technology, Inc.              The EMS Group

/s/ Richard Lang                            /s/ Carter F. Alexander
-------------------                         -----------------------
Richard Lang                                Carter F. Alexander
Chaiman and CEO                             President

3-17-99                                     3/18/99
-------------------                         -------------------
Date                                                 Date



                                                     /s/ D. M. Smith
                                                     -------------------
                                                     Name

                                                     D. M. Smith
                                                     -------------------
                                                     Director, EMS Group

                                                     18 March 1999
                                                     -------------------
                                                     Date

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